Exhibit 99.1

Contact:	Media Relations	Investor Relations
	Jeanmarie McFadden	William Pike
	212-761-0553	212-761-0008

For Immediate Release

Morgan Stanley Reports First Quarter Results

Record Net Revenues of $8.5 Billion, Up 24%;
Record Revenues in Institutional Securities, Fixed Income, Prime Brokerage, Discover

NEW YORK, March 22, 2006 -- Morgan Stanley (NYSE: MS) today reported net income for the first quarter ended February 28, 2006 of $1,636 million, up 17 percent from the first quarter of 2005. Net revenues (total revenues less interest expense and the provision for loan losses) were a record $8.5 billion, 24 percent above last year’s first quarter. Non-interest expenses of $6.0 billion represented a 27 percent increase from last year, primarily resulting from increased compensation costs. Diluted earnings per share were $1.54 compared with $1.29 in the first quarter of 2005 and the annualized return on average common equity for the first quarter was 22.1 percent compared with 19.7 percent a year ago. Excluding the $395 million1 of incremental compensation expense related to equity awards to retirement-eligible employees under SFAS 123R discussed below, net income, diluted earnings per share and annualized return on average common equity would have been $1,901 million, $1.79 and 25.7 percent, respectively.

Business Highlights

•	Institutional Securities achieved record net revenues of $5.5 billion, up 36 percent from last year. Income before taxes rose 63 percent to $1.8 billion.
•	Fixed income achieved record revenues in both sales and trading, and underwriting. Equity sales and trading revenues were the second highest ever and included record results in Prime Brokerage.
•
Across Institutional Securities, the Firm allocated additional resources and made key new hires to build businesses where it sees major growth opportunities, including leveraged finance, international mortgages, prime brokerage and equity derivatives.

•
The Global Wealth Management Group reorganized its management structure, giving its president direct oversight of the sales force and appointing new regional leadership.  Management’s immediate focus is stabilizing the sales force, attracting and retaining the most productive global representatives, enhancing product offerings, and identifying key areas for investment.

1 These costs were allocated to the business segments as follows: Institutional Securities, $270 million; Global Wealth Management Group, $80 million; Asset Management, $28 million; and Discover, $17 million.

•	The Asset Management division was reorganized as part of the strategy to enhance growth and improve performance while filling key gaps - particularly in alternatives, institutional and international - through organic growth, new hires and bolt-on acquisitions. The division launched 11 new products during the quarter, including six in its alternative investments group, and attracted new talent from both inside and outside the Firm.
•
Discover achieved record pre-tax profit reflecting the improvement in credit quality as anticipated following the spike in bankruptcies in fall 2005. Discover also made progress in the two areas offering the most attractive growth opportunities - the international and payments businesses - closing the acquisition of the Goldfish credit card business in the U.K. and launching the Discover debit product in the U.S.

•	A definitive agreement was signed to sell the Firm’s aircraft leasing business for $2.5 billion in cash, plus the assumption of liabilities by the buyer.
•
Executing on its strategy in key emerging markets, the Firm strengthened its management capabilities in Russia, the Middle East, China and the Asian region, and expanded its Middle East presence with a securities license in Dubai and plans to open two new offices in the Middle East.

John J. Mack, Chairman and CEO, said, “Morgan Stanley took advantage of a strong market environment in the first quarter to generate record net revenues and a 22 percent ROE, and we see substantial opportunities to further improve our performance.

“We are directing resources, capital and people to areas in the institutional securities businesses where we see the most attractive opportunities, such as emerging markets, leveraged finance, derivatives, principal investments and mortgages.  In our retail and asset management businesses, we are making the necessary changes and investments to fully leverage those franchises.  And in our Discover credit card business, we are pursuing growth opportunities in the international and payments businesses.  We still have a great deal of work to do, and the results of these efforts will not flow to the bottom line all at once.  But we are making progress and we remain intensely focused on improving our growth, profitability and return on equity.”

As previously announced, the results reflect the incremental compensation expense required by SFAS 123R for equity awards granted in the quarter to retirement-eligible employees. This $395 million expense relates to both 2005 fiscal year-end and other awards, including sign-ons, granted in the quarter and increases the compensation to net revenue ratio for the quarter by 4.7 percentage points.

Additionally, based on recent interpretive guidance related to SFAS 123R, the Company has changed its accounting policy for expensing the cost of equity awards granted to retirement-eligible employees. The Company will accrue the estimated cost of these awards over the course of the current fiscal year rather than expensing the awards at the time of grant in December. As a result, the quarter includes an accrual of $139 million2 for the estimated cost of fiscal 2006 year-end awards that will be granted to retirement-eligible employees.

INSTITUTIONAL SECURITIES
Institutional Securities posted income before taxes3 of $1,754 million, up 63 percent from $1,077 million in the first quarter of 2005. Record net revenues of $5.5 billion were 36 percent higher, driven by record results in the Company’s fixed income business and strong results in equities and investment banking. The quarter’s pre-tax margin was 32 percent, compared with 27 percent in last year’s first quarter. Excluding the incremental compensation expense noted above, last year’s legal and regulatory charges and the lease accounting adjustment expense,4 the pre-tax margin would have been approximately 37 percent in both periods.

•	Advisory revenues were $355 million, a 40 percent increase from last year’s first quarter.
•
Underwriting revenues were $548 million, a 12 percent increase from last year’s first quarter. Fixed income underwriting revenues rose 23 percent from a year ago, to a record $351 million, and reflected higher levels of investment grade and non-investment grade activity. Equity underwriting revenues fell 2 percent from a year ago to $197 million.

•
Fixed income sales and trading net revenues were a record $2.7 billion, a 36 percent increase over the previous record in the first quarter of 2005. The increase was broad-based, with record revenues in commodities and strong performances across credit products and interest rate & currency products. The higher revenues in commodities were attributable to trading results in electricity, natural gas and oil liquids. Credit products benefited from the continued tightening in global credit spreads and strong structured products performance. Interest rate & currency products, while down from last year, benefited from strong new deal activity with clients and interest rate, foreign exchange and volatility trading. Revenues in the emerging markets and derivatives businesses were particularly strong.

2 These costs were allocated to the business segments as follows: Institutional Securities, $108 million; Global Wealth Management Group, $17 million; Asset Management, $8 million; and Discover, $6 million.
3 Represents income from continuing operations before losses from unconsolidated investees, taxes and cumulative effect of an accounting change.
4The first quarter of 2005 included legal and regulatory charges of $360 million related to the Sunbeam/Coleman matter and a $71 million lease accounting adjustment expense.

•
Equity sales and trading net revenues were $1.7 billion, an increase of 36 percent from last year and the second best quarter on record. Increased client flows across both the cash and derivatives markets drove revenues higher, particularly in Europe and Asia. Trading revenues in the U.S. and Europe were also significantly higher. Prime Brokerage financed higher client balances for the 12th consecutive quarter, which contributed to record revenues for the business.

•
Investment gains were $284 million compared with $91 million in the first quarter of last year. Results included gains of $130 million associated with commodities' investment in the IntercontinentalExchange.

•
The Company’s aggregate average trading VaR was $84 million compared with $96 million in the first quarter of 2005 and $81 million in the fourth quarter of 2005. Total aggregate average trading and non-trading VaR was $94 million compared with $105 million in the first quarter of 2005 and $92 million in the fourth quarter of 2005.

•
Non-interest expenses were $3.7 billion, a 27 percent increase from a year ago. Compensation expenses increased, reflecting higher net revenues and the incremental expense noted above. Non-compensation expenses declined as lower charges for legal and regulatory matters more than offset higher expenses resulting from increased levels of business activity.[4]

For the first two months of calendar 2006, the Company ranked second in global debt issuance with a 7 percent market share, third in global completed M&A with a 27 percent market share, ninth in global announced M&A with a 24 percent market share, fourth in global IPOs with a 6 percent market share and fifth in global equity and equity-related issuances with a 6 percent market share.5

GLOBAL WEALTH MANAGEMENT GROUP (formerly Retail Brokerage)
Global Wealth Management Group’s pre-tax income for the first quarter was $23 million compared with $353 million in the first quarter of last year. The quarter's pre-tax margin was 2 percent compared with 29 percent in last year’s first quarter. The current quarter was negatively affected by the $80 million incremental compensation expense noted above. Excluding the incremental compensation expense, and last year’s World Trade Center insurance settlement and the lease accounting adjustment expense,6 the pre-tax margin would have been 8 percent in the current quarter versus 15 percent in the first quarter of 2005.

4 The first quarter of 2005 included legal and regulatory charges of $360 million related to the Sunbeam/Coleman matter and a $71 million lease accounting adjustment expense.
5 Source: Thomson Financial -- for the period January 1, 2006 to February 28, 2006.
6 The first quarter of 2005 included a $198 million credit for the World Trade Center insurance settlement and a $29 million lease accounting adjustment expense.

•
Net revenues of $1.3 billion were up 4 percent from a year ago. Asset management, distribution and administration fees increased on higher client asset levels in fee-based accounts, while commissions declined slightly, reflecting lower transaction volumes.

•
Non-interest expenses were up 42 percent to $1.3 billion. Excluding the incremental compensation expense of $80 million noted above, the World Trade Center insurance settlement and the lease accounting adjustment expense, non-interest expenses increased 12 percent compared with the first quarter of 2005, with higher compensation expense and higher costs associated with legal and regulatory matters.

•
Total client assets were $633 billion, a 2 percent increase from last year’s first quarter. Client assets in fee-based accounts rose 10 percent to $182 billion over the last 12 months and increased as a percentage of total assets to 29 percent from 27 percent.

•	The number of global representatives at quarter-end was 9,000 -- a decline of 1,471 from a year ago, resulting largely from the sales force reduction completed during fiscal 2005 and attrition.

ASSET MANAGEMENT
Asset Management’s pre-tax income was $172 million, a 40 percent decrease from $287 million in the first quarter of 2005, which included the World Trade Center insurance settlement.7 The quarter’s pre-tax margin was 25 percent compared with 41 percent a year ago, or 35 percent excluding the World Trade Center insurance settlement. Net revenues were flat compared with the first quarter of 2005 as an increase in revenues from higher assets under management was offset by lower private equity revenues. Non-interest expenses increased 28 percent to $523 million, reflecting the $28 million incremental compensation expense noted above and the World Trade Center insurance settlement recorded in the first quarter of 2005. Excluding results from the private equity business, the incremental compensation expense noted above and last year’s World Trade Center insurance settlement, pre-tax income declined 2 percent, and the pre-tax margin was 29 percent compared with 32 percent last year.

Assets under management or supervision at February 28, 2006 were $442 billion, up $15 billion, or 4 percent, from a year ago. The increase resulted from market appreciation partly offset by customer out-flows. Institutional assets rose $15 billion during the first quarter and $21 billion over the past 12 months to $247 billion. Retail assets declined $4 billion during the quarter and $6 billion from a year ago to $195 billion. The percent of the Company’s long-term fund assets performing in the top half of the Lipper rankings was 60 percent over one year, 61 percent over three years, 76 percent over five years and 82 percent over 10 years.

7 The first quarter of 2005 included a $43 million credit for the World Trade Center insurance settlement.

DISCOVER
Discover’s first quarter pre-tax income was a record $479 million on a managed basis, up 35 percent from $354 million in the first quarter of 2005. The quarter’s pre-tax margin was 44 percent compared with 37 percent a year ago. Net revenues of $1,089 million were 14 percent higher than last year’s first quarter. The positive change reflects an increase in the valuation of the Company’s residual interests in securitized receivables and a reduction in the provision for consumer loan losses, both resulting from a favorable impact on charge-offs following federal bankruptcy legislation that became effective in October 2005. The results for the quarter also reflect higher gains on new securitizations.
•	Net sales volume was a record $22.5 billion, an 8 percent increase from a year ago.
•
Managed credit card loans of $47.8 billion were virtually unchanged from a year ago and up 2 percent from the end of last year. The current quarter includes $1.4 billion of managed loans associated with the acquisition of the Goldfish credit card business in the U.K., which closed on February 17, 2006.

•	Managed net interest income declined $48 million from a year ago, reflecting a narrowing of the interest rate spread as a higher yield was more than offset by a higher cost of funds.
•
Managed merchant, cardmember and other fees were $519 million, up 8 percent from a year ago. The increase was primarily due to higher merchant discount and transaction processing revenues, partially offset by higher cardmember rewards. The increase in merchant discount revenue was primarily driven by record sales activity.

•
The provision for consumer loan losses on a managed basis was $507 million, down 6 percent from last year. The results for the quarter reflect a provision release of $97 million compared with $90 million in the first quarter of 2005.

•	Non-interest expenses were flat as higher compensation expense was offset by lower marketing costs.
•
The credit card net charge-off rate was 5.06 percent, 5 basis points lower than last year’s first quarter and 70 basis points lower than last year’s fourth quarter. The managed credit card over-30-day delinquency rate was 3.45 percent, a decrease of 79 basis points from the first quarter of 2005. The managed credit card over-90-day delinquency rate was 1.61 percent, 44 basis points lower than a year ago.

As of February 28, 2006, the Company repurchased approximately 20 million shares of its common stock since the end of fiscal 2005. The Company also announced that its Board of Directors declared a $0.27 quarterly dividend per common share. The dividend is payable on April 28, 2006, to common shareholders of record on April 13, 2006.

Total capital as of February 28, 2006 was $134.3 billion, including $33.9 billion of common shareholders’ equity and junior subordinated debt issued to capital trusts. Book value per common share was $28.21, based on 1.1 billion shares outstanding.

Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 30 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

A financial summary follows. Additional financial, statistical and business-related information, as well as information regarding business and segment trends, is included in a Financial Supplement. Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A and “Certain Factors Affecting Results of Operations” in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2005 and in other items throughout the Form 10-K and the Company’s 2006 Current Reports on Form 8-K.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Feb 28, 2006	Feb 28, 2005	Nov 30, 2005	Feb 28, 2005	Nov 30, 2005
Net revenues
Institutional Securities	$5,474	$4,015	$4,154	36%	32%
Global Wealth Management Group	1,284	1,238	1,298	4%	(1%)
Asset Management	695	696	890	--	(22%)
Discover	1,089	959	694	14%	57%
Intersegment Eliminations	(59)	(70)	(74)	16%	20%
Consolidated net revenues	$8,483	$6,838	$6,962	24%	22%

Income before taxes (1)
Institutional Securities	$1,754	$1,077	$1,576	63%	11%
Global Wealth Management Group	23	353	84	(93%)	(73%)
Asset Management	172	287	383	(40%)	(55%)
Discover	479	354	65	35%	*
Intersegment Eliminations	19	24	22	(21%)	(14%)
Consolidated income before taxes	$2,447	$2,095	$2,130	17%	15%

Earnings per basic share:
Income from continuing operations	$1.56	$1.26	$1.69	24%	(8%)
Discontinued operations	$0.04	$-	$0.70	*	(94%)
Cumulative effect of accounting change (2)	$-	$0.05	$-	*	--
Earnings per basic share	$1.60	$1.31	$2.39	22%	(33%)

Earnings per diluted share:
Income from continuing operations	$1.50	$1.24	$1.64	21%	(9%)
Discontinued operations	$0.04	$-	$0.68	*	(94%)
Cumulative effect of accounting change (2)	$-	$0.05	$-	*	--
Earnings per diluted share	$1.54	$1.29	$2.32	19%	(34%)

Average common shares outstanding
Basic	1,020,041,181	1,069,097,162	1,031,343,423
Diluted	1,061,764,798	1,090,166,326	1,063,147,962
Period end common shares outstanding	1,070,407,513	1,103,263,369	1,057,677,994

Return on average common equity
from continuing operations	21.5%	20.0%	24.9%
Return on average common equity	22.1%	19.7%	34.6%

(1)	Represents consolidated income from continuing operations before losses from unconsolidated investees, taxes, gain/(loss) from discontinued operations and cumulative effect of accounting change.
(2)	Represents the effects of the adoption of SFAS 123R in the first quarter of fiscal 2005.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Feb 28, 2006	Feb 28, 2005	Nov 30, 2005	Feb 28, 2005	Nov 30, 2005

Investment banking	$982	$821	$1,216	20%	(19%)
Principal transactions:
Trading	3,067	1,846	1,575	66%	95%
Investments	314	153	499	105%	(37%)
Commissions	929	824	911	13%	2%
Fees:
Asset management, distribution and admin.	1,279	1,204	1,259	6%	2%
Merchant, cardmember and other	289	308	340	(6%)	(15%)
Servicing and securitizations income	596	494	294	21%	103%
Interest and dividends	10,549	5,843	9,299	81%	13%
Other	114	105	132	9%	(14%)
Total revenues	18,119	11,598	15,525	56%	17%
Interest expense	9,481	4,625	8,253	105%	15%
Provision for consumer loan losses	155	135	310	15%	(50%)
Net revenues	8,483	6,838	6,962	24%	22%

Compensation and benefits	4,183	2,854	2,672	47%	57%
Occupancy and equipment	232	332	243	(30%)	(5%)
Brokerage, clearing and exchange fees	292	260	267	12%	9%
Information processing and communications	347	342	365	1%	(5%)
Marketing and business development	238	257	331	(7%)	(28%)
Professional services	434	379	581	15%	(25%)
Other	310	570	373	(46%)	(17%)
September 11th related insurance recoveries, net	0	(251)	0	*	--
Total non-interest expenses	6,036	4,743	4,832	27%	25%

Income from continuing operations before losses
from unconsolidated investees, taxes
and cumulative effect of accounting change	2,447	2,095	2,130	17%	15%
Losses from unconsolidated investees	69	73	66	(5%)	5%
Provision for income taxes	784	673	318	16%	147%
Income from continuing operations	1,594	1,349	1,746	18%	(9%)
Discontinued operations
Gain/(loss) from discontinued operations	70	7	1,212	*	(94%)
Income tax benefit/(provision)	(28)	(3)	(493)	*	94%
Gain/(loss) from discontinued operations	42	4	719	*	(94%)
Cumulative effect of accounting change (1)	0	49	0	*	--
Net income	$1,636	$1,402	$2,465	17%	(34%)

Return on average common equity
from continuing operations	21.5%	20.0%	24.9%
Return on average common equity	22.1%	19.7%	34.6%
Compensation and benefits as a % of net revenues	49%	42%	38%

(1)	Represents the effects of the adoption of SFAS 123R in the first quarter of fiscal 2005.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.